Exhibit 99.1

PDS Biotech Provides Business Update and Reports Second Quarter 2021 Financial Results

FLORHAM PARK, N.J., August 12, 2021 (GLOBE NEWSWIRE) --PDS Biotechnology Corporation (Nasdaq: PDSB), a clinical-stage immunotherapy company developing novel cancer therapies based on the Company’s proprietary Versamune® T-cell activating technology, will discuss its financial results for the quarter ended June 30, 2021 and provide a business update on its conference call today.

Recent Business Highlights:

•
Presented interim Phase 2 clinical data for lead product PDS0101, in an oral presentation at the American Society for Clinical Oncology (ASCO) 2021 Annual Meeting.  In the National Cancer Institute-led study, tumor reduction was observed in 83% (5 of 6) of advanced HPV16-positive cancer patients who had relapsed or failed treatment with chemotherapy and radiation but had not been treated with checkpoint inhibitor therapy.  Tumor reduction was reported in 58% (7 of 12) of HPV16-positive patients who in addition had also failed checkpoint inhibitor therapy.

•	Completed approximately $52 Million public offering that will support next phase of company growth through advancement of PDS0102 and PDS0103 into human clinical trials.

•	Received $4.5 Million from the sale of Net Operating Loss tax benefits through the New Jersey Economic Development Program.

•	Appointed immuno-oncology experts Dr. Olivera Finn and Dr. Mark Frohlich to Scientific Advisory Board.

•	Expanded VERSATILE-002 study of PDS0101 and KEYTRUDA® in advanced head and neck cancer to include patients who have failed prior treatment with checkpoint inhibitors.

•	Added to Russell Microcap® Index as part of the 2021 annual reconstitution based on market-capitalization rankings and style attributes.

“The second quarter has been quite significant for PDS Biotech in providing the first demonstration of the clinical potential of the Versamune®-based products in treating advanced, treatment-resistant cancers. We believe the unprecedented objective responses and tumor reduction observed in our most advanced PDS0101 phase 2 clinical trial demonstrate the potential of the Versamune® platform to overcome one of the most significant limitations preventing broadly effective cancer immunotherapy.   Versamune® has the potential to induce high levels of potent tumor-specific killer T-cells that may attack and eliminate the cancer,” commented Dr. Frank Bedu-Addo, President and Chief Executive Officer of PDS Biotech. “Our capital raise of approximately $52M in June, further strengthens our balance sheet and provides us with the capital necessary to continue advancing our promising immuno-oncology pipeline. Renowned experts in fields of prostate and MUC1 associated cancers joined our Scientific Advisory Board to facilitate development of our pipeline products. The Company is well positioned and now has the momentum to move quickly to the next phase of growth by accelerating advancement of PDS0102 and PDS0103 into clinical trials.”

Interim Study Results in NCI-Led Phase 2 Clinical Study of PDS0101 Highlight Potential of Versamune®

In June, the Company reported interim Phase 2 clinical trial data from one of three ongoing PDS0101 Phase 2 trials at the American Society for Clinical Oncology (ASCO) 2021 Annual Meeting. This Phase 2 trial is studying PDS0101 (Versamune®-HPV16) in combination with two investigational immune-modulating agents: Bintrafusp alfa (M7824), a bifunctional “trap” fusion protein targeting TGF-β and PD-L1, and NHS-IL12 (M9241), a tumor-targeting immunocytokine.  PDS0101 is an investigational immunotherapy designed to treat cancers caused by infection with HPV16 (HPV16-positive cancers) by training and activating the immune system to produce large numbers of in vivo CD8+ (killer) T-cells to target and kill tumors that are HPV16-positive.

Analysis of the interim clinical data showed that of the initial six HPV16-positive patients who had not been treated with checkpoint inhibitors, 83% (5 of 6) of the patients demonstrated an objective response (tumor reduction >30%).  One patient had achieved a complete response. The reported objective response rate with current standard of care checkpoint inhibitor treatment is 12-24%. It was also reported that 100% (6/6) of the patients were still alive (median 8 months). The historical average (median) survival or life span for this patient population is 7-11 months.

Of the twelve HPV16-positive patients who had also failed treatment with checkpoint inhibitors after failing chemotherapy and radiation treatment, tumor reduction was observed in 58% (7/12).  An objective response rate of 42% (5/12) and one complete response had already been achieved at the time of reporting in June. The objective response rate reported with the standard of care in this population is 5-12%. It was also reported that 83% (10/12) were still alive (median 8 months). The historical median survival or life span for this patient population is only 3-4 months.

Second Quarter 2021 Financial Results

PDS Biotech reported a net loss of approximately $0.6 million, or ($.03) per basic share and diluted share, for the three months ended June 30, 2021 compared to a net loss of approximately $2.9 million, or ($0.19) per basic share and diluted share, for the three months ended June 30, 2020.  The lower net loss reported for the three months ended June 2021 is primarily due to $4.5 million received from the sale of our NJ tax benefits pursuant to the New Jersey Technology Business Tax Certificate Transfer Net Operating Loss program.

Research and development (R&D) expenses increased 95% to approximately $2.8 million for the three months ended June 30, 2021 from approximately $1.4 million for the three months ended June 30, 2020.  A significant portion of the increase is attributable to clinical expenses related to VERSATILE-002 which is enrolling and progressing according to schedule.  Preliminary data on the trial is expected as previously projected in Q4 2021 or Q1 2022.

The increase of $1.3 million in 2021 was primarily attributable to an increase of $0.2 million in personnel costs, $1.0 in clinical studies and $0.1 million in manufacturing.

General and administrative expenses increased to $2.3 million for the three months ended June 30, 2021 from $1.5 million for the three months ended June 30, 2020. The increase of $0.8 million is primarily attributable to an increase in personnel costs of $0.6 million and an increase in professional services of $0.2 million..

Total operating expenses increased 74% to approximately $5.1 million for the three months ended June 30, 2021 from approximately $2.9 million for the three months ended June 30, 2020.

PDS Biotech’s cash balance as of June 30, 2021 was approximately $74.7 million.

Conference Call and Webcast

The conference call is scheduled to begin at 8:00 am ET on Thursday, August 12, 2021. Participants should dial 877-407-3088 (United States) or 201-389-0927 (International) and mention PDS Biotechnology. A live webcast of the conference call will also be available on the investor relations page of the Company's corporate website at www.pdsbiotech.com.

After the live webcast, the event will be archived on PDS Biotech’s website for 6 months. In addition, a telephonic replay of the call will be available for 6 months. The replay can be accessed by dialing 877-660-6853 (United States) or 201-612-7415 (International) with confirmation code 13721612.

About PDS Biotechnology

PDS Biotech is a clinical-stage immunotherapy company developing a growing pipeline of cancer immunotherapies based on the Company’s proprietary Versamune® T-cell activating technology platform. Our Versamune®-based products have demonstrated the potential to overcome the limitations of current immunotherapy by inducing in vivo, large quantities of high-quality, highly potent polyfunctional tumor specific CD4+ helper and CD8+ killer T-cells. PDS Biotech has developed multiple therapies, based on combinations of Versamune® and disease-specific antigens, designed to train the immune system to better recognize diseased cells and effectively attack and destroy them.  The company’s pipeline products address various cancers including breast, colon, lung, prostate and ovarian cancers.  To learn more, please visit www.pdsbiotech.com or follow us on Twitter at @PDSBiotech.

About PDS0101

PDS Biotech’s lead candidate, PDS0101, combines the utility of the Versamune® platform with targeted antigens in HPV-expressing cancers.  In partnership with Merck & Co., PDS Biotech is evaluating a combination of PDS0101 and KEYTRUDA® in a Phase 2 study in first-line treatment of recurrent or metastatic head and neck cancer. PDS Biotech is also conducting two additional Phase 2 studies in advanced HPV-associated cancers and advanced localized cervical cancer with the National Cancer Institute (NCI) and The University of Texas MD Anderson Cancer Center, respectively.

Forward Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” “forecast,” “guidance”, “outlook” and other similar expressions among others. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the Company’s dependence on additional financing to fund its operations and complete the development and commercialization of its product candidates, and the risks that raising such additional capital may restrict the Company’s operations or require the Company to relinquish rights to the Company’s technologies or product candidates; the Company’s limited operating history in the Company’s current line of business, which makes it difficult to evaluate the Company’s prospects, the Company’s business plan or the likelihood of the Company’s successful implementation of such business plan; the timing for the Company or its partners to initiate the planned clinical trials for PDS0101, PDS0203 and other Versamune® based products; the future success of such trials; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning PDS0101, PDS0203 and other Versamune® based products and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the success, timing and cost of the Company’s ongoing clinical trials and anticipated clinical trials for the Company’s current product candidates, including statements regarding the timing of initiation, pace of enrollment and completion of the trials (including our ability to fully fund our disclosed clinical trials, which assumes no material changes to our currently projected expenses), futility analyses, presentations at conferences and data reported in an abstract, and receipt of interim results, which are not necessarily indicative of the final results of the Company’s ongoing clinical trials;  any Company statements about its understanding of product candidates mechanisms of action and interpretation of preclinical and early clinical  results from its clinical development programs and any collaboration studies; the acceptance by the market of the Company’s product candidates, if approved; the timing of and the Company’s ability to obtain and maintain U.S. Food and Drug Administration or other regulatory authority approval of, or other action with respect to, the Company’s product candidates; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control, including unforeseen circumstances or other disruptions to normal business operations arising from or related to COVID-19. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s annual and periodic reports filed with the SEC. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Media & Investor Relations Contact:

Deanne Randolph
PDS Biotech
Phone: +1 (908) 517-3613
Email: drandolph@pdsbiotech.com

Rich Cockrell
CG Capital
Phone: +1 (404) 736-3838
Email: rich@cg.capital

PDS BIOTECHNOLOGY CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	June 30, 2021	December 31, 2020
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$74,749,201	$28,839,565
Prepaid expenses and other	2,185,189	1,497,665
Total current assets	76,934,390	30,337,230

Property and equipment, net	2,310	5,443
Operating lease right-to-use asset	454,026	547,706

Total assets	$77,390,726	$30,890,379

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Current liabilities:
Accounts payable	$2,375,363	$1,415,224
Accrued expenses	1,469,792	1,735,322
Operating lease obligation-short term	157,663	119,904
Total current liabilities	4,002,818	3,270,450

Noncurrent liability:
Operating lease obligation-long term	395,314	490,353

Total Liabilities	$4,398,132	$3,760,803

STOCKHOLDERS’ EQUITY
Common stock, $0.00033 par value, 75,000,000 shares authorized at June 30, 2021 and December 31, 2020, 28,417,909 shares and 22,261,619 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	9,377	7,346
Additional paid-in capital	120,405,851	70,907,315
Accumulated deficit	(47,422,634)	(43,785,085)
Total stockholders’ equity	72,992,594	27,129,576

Total liabilities and stockholders’ equity	$77,390,726	$30,890,379

PDS BIOTECHNOLOGY CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating expenses:
Research and development expenses	$2,764,195	$1,414,225	$4,177,252	$3,385,904
General and administrative expenses	2,341,828	1,521,736	3,978,044	3,581,884
Total operating expenses	5,106,023	2,935,961	8,155,296	6,967,788

Loss from operations	(5,106,023)	(2,935,961)	(8,155,296)	(6,967,788)

Interest income	604	6,617	1,259	53,036

Loss before income taxes	(5,105,419)	(2,929,344)	(8,154,037)	(6,914,752)
Benefit for income taxes	4,516,488	–	4,516,488	–
Net loss and comprehensive loss	(588,931)	(2,929,344)	(3,637,549)	(6,914,752)

Per share information:
Net loss per share, basic and diluted	$(0.03)	$(0.19)	$(0.16)	$(0.54)

Weighted average common shares outstanding, basic and diluted	23,160,371	15,357,199	22,714,581	12,835,980